                                            Filed Pursuant to Rule 424(b)(3)
                                            Registration No.  333-10541


                          PROSPECTUS SUPPLEMENT NO. 1

                             DATED OCTOBER 31, 1996

                                       TO

                     PROSPECTUS OF MEMBERWORKS INCORPORATED

                             DATED OCTOBER 18, 1996

RECENT OPERATING RESULTS

     The Company has recently completed its quarter ended September 30, 1996. The following table sets forth certain unaudited consolidated financial data of the Company for the three months ended September 30, 1995 and 1996. In the opinion of the Company's management, this unaudited information has been prepared on a basis consistent with the audited Consolidated Financial Statements appearing elsewhere in the Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the interim period results set forth. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                                 QUARTER ENDED SEPTEMBER 30,
                                                             -----------------------------------
                                                                  1995                 1996
                                                             --------------       --------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
    Revenues...........................................         $ 12,679             $ 17,196
    Expenses:
      Operating........................................            2,488                3,777
      Marketing........................................            9,127               11,224
      General and administrative.......................            2,060                3,801
      Interest expense (income), net...................              300                   (8)
                                                             --------------       --------------
    Total expenses.....................................           13,975               18,794
                                                             --------------       --------------
    Loss before income taxes...........................           (1,296)              (1,598)
    Provision for income taxes.........................               --                   --
                                                             --------------       --------------
    Net loss...........................................         $ (1,296)            $ (1,598)
                                                             ===========          ===========
    Pro forma net loss per share(1)....................         $  (0.11)            $  (0.13)
                                                             ===========          ===========
    Pro forma weighted average common and common
      equivalent shares outstanding(1).................           12,741               12,741
                                                             ===========          ===========

(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the computation of pro forma net loss per share and the shares used in computing pro forma net loss per share.

     The Company believes that its quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period to period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. It is also likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors, which, in turn, could have a severe adverse affect on the price of the Company's Common Stock. See "Risk Factors" commencing on page 6 of the Prospectus.